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             AMES DEPARTMENT STORES, INC.
             CONDENSED INCOME STATEMENT
             MANAGEMENT FORMAT
             FISCAL 1997 PLAN
             ($ 000's)
                                                                                                                EXHIBIT 20
                                                                                                                Page 1 of 3

                                                          FISCAL 1997 PLAN (a)
                                                          FOR MONTH ENDING
             -----------------------------------------------------------------------------------------------------------------------
               FEB      MAR      APR      MAY      JUN      JUL      AUG      SEP      OCT      NOV      DEC      JAN      TOTAL
Net Sales    $125,238 $172,013 $139,386 $159,745 $204,418 $155,588 $155,784 $191,411 $176,375 $226,390 $375,388 $134,501 $2,216,237

Gross
  Margin $     30,960   44,414   39,885   46,476   55,748   41,983   40,777   52,055   49,500   62,563  101,824   37,347    603,532
Gross
  Margin %      24.72%   25.82%   28.61%   29.09%   27.27%   26.98%   26.18%   27.20%   28.07%   27.64%   27.13%   27.77%     27.23%

SG&A
  Expenses    (39,951) (48,025) (40,270) (43,572) (52,437) (42,646) (43,762) (51,915) (45,418) (48,394) (61,552) (50,052)  (567,994)
Other Inc (b)   1,368    2,150    1,866    2,272    2,917    2,038    2,163    2,892    2,297    2,615    3,653    1,597     27,828
             -----------------------------------------------------------------------------------------------------------------------
EBITDA (c)     (7,623)  (1,461)   1,481    5,176    6,228    1,375     (822)   3,032    6,379   16,784   43,925  (11,108)    63,366


Depr & Amort     (442)    (561)    (526)    (597)    (753)    (662)    (708)    (843)    (742)    (761)    (884)    (817)    (8,296)
Net Interest     (466)    (939)  (1,044)  (1,265)  (1,401)  (1,206)  (1,309)  (1,913)  (1,753)  (1,698)  (1,286)    (645)   (14,925)
Non-Cash Inc Tax
  Ben (Exp)     2,904    1,008       30   (1,128)  (1,386)     168      966      (94)  (1,322)  (4,876) (14,213)   4,278    (13,665)
             -----------------------------------------------------------------------------------------------------------------------
Net Inc (Loss ($5,627) ($1,953)    ($59)  $2,186   $2,688    ($325) ($1,873)    $182   $2,562   $9,449  $27,542  ($8,292)   $26,480
             =======================================================================================================================







Note:  In each of the fourth quarters of 1995 and 1996, the Company recorded a charge for the impact of closing certain stores.
       The Company is not aware of any additional stores to be closed at this time and, therefore, no store closing charge is included in the 1997 plan.  The Company will continue to monitor the performance of individual stores and may close additional stores in the future.

(a)  Fiscal 1997 is a 53-week year.
(b)  Includes purchase discounts
(c)  EBITDA is earnings (loss) before net interest expense, income taxes, LIFO expense, extraordinary or non-recurring items (including certain store closing charges), depreciation and amortization, and gain or loss on sale of properties.


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